EX-10.62.07

SECOND AMENDMENT TO LOAN AGREEMENT

This SECOND AMENDMENT TO LOAN AGREEMENT (this “Amendment”), is made and entered into as of December 29, 2008 (the “Effective Date”), among ESC-ARBOR PLACE, LLC, a Washington limited liability company (the “Borrower”), the Lenders party hereto, and GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), as administrative agent and collateral agent for the Lenders party to the Loan Agreement described below (in such capacity, and together with its successors and permitted assigns, the “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, Lenders and the Agent are parties to that certain Loan Agreement, dated June 30, 2006, as amended by First Amendment thereto dated December 20, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not defined in this Amendment have the meanings given in the Loan Agreement), whereby Lenders have committed to make certain loans and other extensions of credit to Borrower upon the terms and conditions set forth therein; and

WHEREAS, in connection with the repayment of the Arkansas Loan, Borrower has requested that the Lenders and the Agent, and the Lenders and the Agent have agreed to, subject to terms and conditions set forth herein, make certain modifications to the Loan Agreement as further set forth herein; and

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendments to Loan Agreement.  Subject to the terms and conditions of this Amendment, from and after the Effective Date the Loan Agreement shall be amended as follows:

(a)           Section 2.2 of the Loan Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof, the following:

“Section 2.2                                Interest Rate; Late Charge

The outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at a rate of interest equal to nine and two hundred twenty-nine thousandths of one percent (9.229%) per annum (the "Interest Rate").  Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date on which the immediately preceding payment was due. If Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrower shall pay to Agent a late charge on such past due amount, as liquidated damages and not as a penalty, equal to the greater of (a) interest at the Default Rate on such amount from the date when due until paid, and (b) five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law.  While any Event of Default exists, the Loan shall bear interest at the Default Rate.”

(b)           Section 2.5 of the Loan Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof, the following:

“Section 2.5                                Prepayment.

At any time on or after January 1, 2009, Borrower may prepay any of the outstanding principal balance of the Loan in full at any time.  If the Loan is accelerated for any reason other than casualty or condemnation, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium ("Prepayment Premium") equal to one percent (1%) of the outstanding principal balance of the Loan. Upon any prepayment of the Loan (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Lender, for the benefit of Lender the Breakage Amount.  “Breakage Amount” means an amount, as reasonably calculated by Lender, equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that Lender or its Affiliates may sustain in its capacity as a counterparty to any swap, collar, hedge or other instrument relating specifically to the Loan as a result of any prepayment of the Loan (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).”

(c)           Section 2.9 Defeasance of the Loan Agreement is hereby amended by deleting such section in its entirety and replacing it with “Section 2.9 [Reserved]”.

(d)           Section 7.28 of the Loan Agreement is hereby amended by deleting such section in its entirety and substituting in lieu of the following:

“(a)
Commencing on September 30, 2008, and as of the last day of each calendar quarter thereafter during the term of the Loan, the average daily occupancy at the Project for the immediately preceding three (3) month period shall be greater than eighty-five percent (85%) of the average daily occupancy at both the Project for the three (3) month period immediately preceding the Closing.  “Occupancy” under this Section 7.28(a) shall mean beds occupied by a resident at the Project and paying at least applicable Medicare, Medicaid or insurance reimbursement rates.

(b)
Commencing on September 30, 2008, and as of the last day of each calendar quarter thereafter during the term of the Loan, the Debt Service Coverage Ratio (as determined by Agent) for the immediately preceding six (6) month period shall equal or exceed 0.90:1.00 and the Project Yield (as determined by Agent) for the immediately preceding six (6) month period shall equal or exceed ten percent (10.0%).”

(e)           Section 9.14 of the Loan Agreement is hereby amended by deleting such section in its entirety and replacing it with “Section 9.14  [Reserved]”.

(f)           Schedule I of the Loan Agreement is hereby amended as follows:

(i)           The definition of Debt Service Coverage Ratio is hereby amended by deleting the following sentence from the end of the definition of such term:

“For purposes of Section 7.28(b), Debt Service Coverage Ratio shall mean the ratio of (i) the sum of the Net Operating Income (calculated in accordance with Schedule II attached hereto) from the Project and the Net Operating Income from the Arkansas Project, each taken as a whole, for a particular period, to (ii) the sum of the payments of interest due on the Loan and the payments of interest due on the Arkansas Loan for the same period plus principal and amortization during the same period.”

(ii)           The definition of Project Yield is hereby amended by deleting the following sentence from the end of the definition of such term:

“For purpose of Section 7.28(b), Project Yield shall mean the ratio, expressed as a percentage, of (a) the sum of the annualized Net Operating Income for the Project plus the annualized Net Operating Income for the Arkansas Project, each taken as a whole, as determined by Agent for a particular period, to (b) the sum of the outstanding principal balance of the Loan plus the outstanding principal balance on the Arkansas Loan.”

(g)           Schedule I of the Loan Agreement is hereby further amended by deleting the defined term Arkansas Project”.

(h)           Any and all references in the Loan Agreement to the “Arkansas Borrower,” the “Arkansas Loan,” the “Arkansas Loan Agreement,” the “Arkansas Mortgages,” the “Arkansas Mortgage Amendments” and the “Arkansas Note” shall be and hereby are of no further force and effect.

2.           Representations and Warranties.  Borrower hereby represents and warrants to the Agent and Lenders that this Amendment has been duly authorized, executed and delivered by Borrower and that, after giving effect to the amendments set forth in Section 1 of this Amendment, (a) neither an Event of Default nor any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default, has occurred and is continuing as of this date, and (b) all of the representations and warranties made by Borrower or Guarantor in the Loan Agreement  or any other Loan Document are true and correct in all material respects on and as of the date of this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date).

3.           Guarantor Acknowledgement.

(a) Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Loan Agreement and this Amendment.  Guarantor hereby confirms that its Guaranty and the Guaranty of Payment and Performance (the “Guaranty Agreement”) to which it is a party or otherwise bound will continue to guarantee to the fullest extent possible in accordance with such Guaranty Agreement, the payment and performance of all of the “Liabilities” as such term is defined in the Guaranty Agreement.

(b) Guarantor acknowledges and agrees that its Guaranty and the Guaranty Agreement to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.  Guarantor represents and warrants that all representations and warranties contained in the Loan Agreement, this Amendment and the other Loan Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

(c) Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, Guarantor is not required by the terms of the Loan Agreement or any other Loan Document to consent to the amendments of the Loan Agreement effected pursuant to this Amendment and (ii) nothing in the Loan Agreement and this Amendment or any other Loan Document shall be deemed to require the consent of Guarantor to any future amendments to the Loan Agreement.

4.           Conditions to Effectiveness.  This Amendment shall be effective as of the Date of this Amendment upon the receipt by Agent of:

(a)           counterparts of this Amendment, duly executed, completed and delivered by GE Capital as Lender, Agent, Borrower and Guarantor; and

(b)           payoff in full of the loan on the Arkansas Project; and

(c)           an amendment fee paid by Borrower to Agent in the amount of $78,000 in immediately available funds (the “Amendment Fee”) in connection with this Amendment; such Amendment Fee is non-refundable and shall be deemed to be fully earned and payable on the date hereof.

5.           Reimbursement of Expenses.  Borrower hereby agrees that it shall reimburse the Agent on demand for all reasonable costs and expenses (including without limitation reasonable attorneys’ fees) incurred by the Agent in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.

6.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

7.           Severability of Provisions.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, Borrower hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

8.           Counterparts.  This Amendment may be executed in any number of counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or e-mail image shall be effective as delivery of a manually executed counterpart of this Amendment.

9.           Effect of this Amendment.  Except as specifically set forth in Section 1 of this Amendment, no other amendments, changes, modifications, consents or waivers to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control.  The Loan Agreement and this Amendment shall be read and construed as one agreement.

10.           Entire Agreement.  The Loan Agreement and this Amendment embody the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to Loan Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

ESC-ARBOR PLACE, LLC

By: /s/ Eric Mendelsohn
Name: Eric Mendelsohn
Title: SVP Corporate Development

GUARANTOR:

EMERITUS CORPORATION

By: /s/ Eric Mendelsohn
Name: Eric Mendelsohn
Title:  SVP Corporate Development

ADMINISTRATIVE AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:                  /s/ Ellen Ross
      Name: Ellen Ross
        Title:   Its Duly Authorized Signatory